Exhibit 5.1

Brent D. Fassett

+1 720 566 4025

fassettbd@cooley.com

March 14, 2019

Miragen Therapeutics, Inc.

6200 Lookout Road

Boulder, Colorado 80301

Re:	Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Miragen Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,541,972 shares of common stock, par value $0.01 per share (“Common Stock”), consisting of (i) 1,233,578 shares of Common Stock (the “2016 EIP Shares”) issuable pursuant to the Company’s 2016 Equity Incentive Plan, and (ii) 308,394 shares of Common Stock (the “ESPP Shares”, together with the 2016 EIP Shares, the “Shares”) issuable pursuant to the Company’s 2016 Employee Stock Purchase Plan (together with the Company’s 2016 Equity Incentive Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectuses included therein, (b) the Company’s Certificate of Incorporation, as amended and Amended and Restated Bylaws, as amended, as currently in effect, (c) the Plans and (d) such other records, documents, certificates, memoranda, and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof, and we have assumed the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Brent D. Fassett
Brent D. Fassett

Cooley LLP 380 Interlocken Crescent Suite 900 Broomfield, CO 80021-8023

t: (720) 566-4000 f: (720) 566-4099 cooley.com